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                                                               EXHIBIT (a)(1)(I)

                                            August 9, 2005

To Our Shareholders:
      TB Wood's Corporation ("TB Wood's"), is offering to purchase up to 750,000 shares of its common stock at a purchase price not greater than $7.50 nor less than $5.00 per share, net to you in cash, without interest. TB Wood's is conducting the tender offer through a procedure commonly referred to as a modified "Dutch Auction." This procedure allows you to select the price within the $5.00 to $7.50 range at which you are willing to sell all or a portion of your shares of common stock to TB Wood's. Alternatively, you can elect to sell all or a portion of your shares of common stock to TB Wood's at the price determined by TB Wood's in accordance with the modified "Dutch Auction" process. On July 29, 2005, the last full trading day before we announced our intention to make the offer, the closing price of the shares of common stock on the Nasdaq National Market was $5.17 per share. On August 5, 2005, the last trading day prior to commencement of the tender offer, the last reported sale price of our shares of common stock on the Nasdaq National Market was $6.04 per share.
      Based on the number of shares of common stock tendered and the prices specified by the tendering shareholders, TB Wood's will determine a single per share price within the $5.00 to $7.50 range that will allow it to buy 750,000 shares of common stock (or such lesser number of shares of common stock that are properly tendered in an amount not less than 500,000 shares). We will purchase the shares of common stock that are properly tendered at or below that purchase price (and are not properly withdrawn), subject to possible proration and conditional tenders, for cash at that purchase price, net to the selling shareholder.
      If you do not wish to participate in the tender offer, you do not need to take any action.
      The tender offer is explained in detail in the enclosed Offer to Purchase and related Letter of Transmittal. If you wish to tender your shares of common stock, instructions on how to tender shares of common stock are provided in the enclosed materials. I ENCOURAGE YOU TO READ THESE MATERIALS CAREFULLY BEFORE MAKING ANY DECISION WITH RESPECT TO THE TENDER OFFER. NEITHER TB WOOD'S NOR ANY MEMBER OF ITS BOARD OF DIRECTORS, THE DEPOSITARY, NOR THE INFORMATION AGENT MAKES ANY RECOMMENDATION TO YOU AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR SHARES OF COMMON STOCK OR AS TO THE PURCHASE PRICE OR PURCHASE PRICES AT WHICH YOU MAY CHOOSE TO TENDER YOUR SHARES OF COMMON STOCK. YOU MUST MAKE YOUR OWN DECISION AS TO WHETHER TO TENDER YOUR SHARES OF COMMON STOCK AND, IF SO, HOW MANY SHARES OF COMMON STOCK TO TENDER AND THE PURCHASE PRICE OR PURCHASE PRICES AT WHICH YOUR SHARES OF COMMON STOCK SHOULD BE TENDERED. IN DOING SO, YOU SHOULD READ CAREFULLY THE INFORMATION IN THE OFFER TO PURCHASE AND IN THE RELATED LETTER OF TRANSMITTAL INCLUDING OUR REASONS FOR MAKING THE TENDER OFFER. YOU SHOULD ALSO DISCUSS WHETHER TO TENDER YOUR SHARES OF COMMON STOCK WITH YOUR BROKER OR OTHER FINANCIAL OR TAX ADVISOR. TB WOOD'S DIRECTORS AND EXECUTIVE OFFICERS HAVE INDICATED THAT THEY DO NOT INTEND TO TENDER ANY OF THEIR OWN SHARES OF COMMON STOCK IN THE TENDER OFFER AS MORE SPECIFICALLY DISCUSSED IN
SECTION 11 OF THE OFFER TO PURCHASE.
      Please note that the tender offer is scheduled to expire at 12:00 midnight, New York City time, on Tuesday, September 6, 2005, unless we extend it.
      Any shareholder whose shares of common stock are properly tendered directly to American Stock Transfer & trust Company, the Depositary for the tender offer, and purchased in the tender offer, will not incur the usual transaction costs associated with open market sales. If you hold shares of common stock through a broker or bank, you should consult your broker or bank to determine whether any transaction costs are applicable.
      If you have any questions regarding the tender offer or need assistance in tendering your shares of common stock, please contact D.F. King & Co., Inc., the Information Agent for the tender offer, at (800) 669-5550.

                                         Sincerely,


                                         William T. Fejes, Jr.

                                         CHIEF EXECUTIVE OFFICER AND PRESIDENT